Exhibit 99.1

Encision Reports FY 2005 Results

          BOULDER, Colo., May 4 /PRNewswire-FirstCall/ -- Encision Inc. (Amex: ECI), a medical device company with patented surgical technology emerging as a standard of care in minimally-invasive surgery, reported its financial results for its fiscal year ended March 31, 2005 and fiscal year 2005 fourth quarter.

          Revenue for the fiscal year ended March 31, 2005 of $8,054,000 represented an 11 percent increase over prior fiscal year’s revenue of $7,286,000.  Net loss of $(595,000) or $.10 per share for the current fiscal year compares to net income of $5,000 or $.00 per share for the prior fiscal year.  The net loss for FY 2005 included, in the first quarter, a one-time expense of approximately $201,000 (including attorney and arbitrator fees) for resolution of an arbitration dispute with one of Encision’s distributors.  Gross Profit Margin for FY 2005 was 58 percent as compared to 59 percent the prior fiscal year.

          The Company achieved net revenue for its fourth quarter ended March 31, 2005 of $2,127,000, an 11 percent increase over revenue of $1,913,000 for the quarter ended March 31, 2003.  The Company reported a net loss of $(104,000) or $(.02) per share for the current quarter which compares to a net loss of $(65,000) or $(.01) per share for last year’s fourth quarter.

           “During the fiscal year just ended, Encision made substantial investments in its quality systems, product development and distribution,” said Jack Serino, President and CEO of Encision.  “These initiatives are intended to increase customer satisfaction and retention while pursuing a more direct sales focus.

           “During this new fiscal year, we will introduce product enhancements and continue to expand our direct sales presence in order to realize this Company’s potential.”

          Encision Inc. designs and manufactures innovative surgical devices that allow the surgeon to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM(R) Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

          In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements.  Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

          CONTACT:  Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com.

ENCISION INC.
Results of Operations
(Unaudited)

	For Year Ended March 31,

	2005	2004

Net Revenue	$8,054,000	$7,286,000
Cost of Revenue	3,381,000	3,006,000
Gross Profit	4,673,000	4,280,000
Gross Margin	58%	59%
Operating Expenses	5,272,000	4,272,000
Operating Income (Loss)	(599,000)	8,000
Net Income (Loss)	$(595,000)	$5,000
Net Income (Loss) per Share	$(.10)	$.00

	For Fourth Quarter Ended March 31,

	2005	2004

Net Revenue	$2,127,000	$1,913,000
Cost of Revenue	849,000	769,000
Gross Profit	1,278,000	1,144,000
Gross Margin	60%	60%
Operating Expenses	1,386,000	1,210,000
Operating (Loss) Income	(108,000)	(66,000)
Net (Loss) Income	$(104,000)	$(65,000)
Net (Loss) Income per Share	$(.02)	$(.01)

ENCISION INC.
Condensed Balance Sheets
(Unaudited)

	March 31, 2005	March 31 2004

Cash and Cash Equivalents	$1,472,000	$1,357,000
Current Assets	3,653,000	3,432,000
Total Assets	4,107,000	3,884,000
Current Liabilities	1,133,000	839,000
Shareholders’ Equity	2,974,000	3,030,000
Total Liabilities and Shareholders’ Equity	$4,107,000	$3,884,000

SOURCE  Encision Inc.
    -0-                             05/04/2005
    /CONTACT:  Marcia McHaffie of Encision Inc., +1-303-444-2600,
mmchaffie@encision.com/